Exhibit 99.2

FINANCIAL STATEMENTS
Meredith Holdings Corporation
Condensed Combined Balance Sheets
(Unaudited)

Assets	September 30, 2021	December 31, 2020
(In millions)
Current assets
Cash and cash equivalents	$268.7	$379.1
Accounts receivable, net	366.5	401.8
Inventories	29.7	33.8
Current portion of subscription acquisition costs	226.2	222.1
Other current assets	38.1	38.5
Total current assets	929.2	1,075.3
Property, plant, and equipment	530.5	527.5
Less accumulated depreciation	(295.4)	(271.2)
Net property, plant, and equipment	235.1	256.3
Operating lease assets	319.4	340.8
Subscription acquisition costs	178.5	212.8
Other assets	261.2	231.8
Intangible assets, net	828.0	864.6
Goodwill	1,606.1	1,606.5
Total assets	$4,357.5	$4,588.1
Liabilities and Deficit
Current liabilities
Current portion of long-term debt	$4.1	$4.1
Current portion of operating lease liabilities	28.7	28.0
Accounts payable	168.4	96.6
Accrued expenses and other liabilities	182.5	222.5
Current portion of unearned revenues	396.0	392.4
Total current liabilities	779.7	743.6
Long-term debt	2,743.5	2,985.2
Operating lease liabilities	373.4	395.0
Unearned revenues	215.6	254.5
Deferred income taxes	284.0	299.8
Other noncurrent liabilities	147.7	151.4
Total liabilities	4,543.9	4,829.5
Deficit
Net investment by Meredith Corporation	(115.7)	(172.1)
Accumulated other comprehensive loss	(70.7)	(69.3)
Total deficit	(186.4)	(241.4)
Total liabilities and deficit	$4,357.5	$4,588.1
See accompanying Notes to Condensed Combined Financial Statements.

Meredith Holdings Corporation
Condensed Combined Statements of Earnings (Loss)
(Unaudited)

Nine months ended September 30,	2021	2020
(In millions)
Revenues
Advertising related	$735.3	$691.4
Consumer related	748.9	721.9
Other	59.4	50.6
Total revenues	1,543.6	1,463.9
Operating expenses
Production, distribution, and editorial	507.0	476.4
Selling, general, and administrative	833.6	776.2
Acquisition, disposition, and restructuring related activities	(51.1)	20.2
Depreciation and amortization	72.6	126.7
Impairment of goodwill and other long-lived assets	—	342.9
Total operating expenses	1,362.1	1,742.4
Income (loss) from operations	181.5	(278.5)
Non-operating income, net	3.7	6.3
Interest expense, net	(130.1)	(113.2)
Earnings (loss) from continuing operations before income taxes	55.1	(385.4)
Income tax benefit (expense)	(17.2)	83.8
Earnings (loss) from continuing operations	37.9	(301.6)
Earnings from discontinued operations, net of income taxes	—	4.6
Net earnings (loss)	$37.9	$(297.0)
See accompanying Notes to Condensed Combined Financial Statements.

Meredith Holdings Corporation
Condensed Combined Statements of Comprehensive Income (Loss)
(Unaudited)

Nine months ended September 30,	2021	2020
(In millions)
Net earnings (loss)	$37.9	$(297.0)
Other comprehensive income (loss)
Pension and other postretirement benefit plans activity, net of income taxes	(0.1)	1.3
Foreign currency translation adjustment	(1.3)	(4.3)
Total other comprehensive loss	(1.4)	(3.0)
Comprehensive income (loss)	$36.5	$(300.0)
See accompanying Notes to Condensed Combined Financial Statements.

Meredith Holdings Corporation
Condensed Combined Statements of Deficit
(Unaudited)

(In millions)	Net Investment by Meredith Corporation	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2020	$(172.1)	$(69.3)	$(241.4)
Net earnings	37.9	—	37.9
Other comprehensive loss, net of income taxes	—	(1.4)	(1.4)
Net transfers from Meredith Corporation	18.5	—	18.5
Balance at September 30, 2021	$(115.7)	$(70.7)	$(186.4)

(In millions)	Net Investment by Meredith Corporation	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2019	$638.6	$(59.8)	$578.8
Net loss	(297.0)	—	(297.0)
Other comprehensive loss, net of income taxes	—	(3.0)	(3.0)
Net transfers to Meredith Corporation	(663.2)	—	(663.2)
Cumulative effect adjustment for adoption of Accounting Standards Update 2016-13	1.6	—	1.6
Balance at September 30, 2020	$(320.0)	$(62.8)	$(382.8)
See accompanying Notes to Condensed Combined Financial Statements.

Meredith Holdings Corporation
Condensed Combined Statements of Cash Flows
(Unaudited)

Nine months ended September 30,	2021	2020
(In millions)
Cash flows from operating activities
Net earnings (loss)	$37.9	$(297.0)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities
Depreciation	35.9	38.0
Amortization	36.7	88.7
Non-cash lease expense	21.4	21.0
Share-based compensation	11.1	11.4
Deferred income taxes	(15.7)	(61.5)
Amortization of original issue discount and debt issuance costs	9.4	6.6
Gain on sale of assets, net	(94.9)	(7.8)
Loss on extinguishment of debt	11.9	—
Write-down of impaired assets	—	342.9
Fair value adjustments to contingent consideration	(1.9)	(0.3)
Other operating, net	(0.4)	(0.3)
Changes in assets and liabilities, net of acquisitions	45.0	60.5
Net cash provided by operating activities	96.4	202.2
Cash flows from investing activities
Acquisitions of and investments in businesses and assets, net of cash acquired	—	(0.1)
Net proceeds from disposition of assets, net of cash sold	59.1	45.3
Additions to property, plant, and equipment	(17.6)	(21.6)
Other	9.7	3.0
Net cash provided by investing activities	51.2	26.6
Cash flows from financing activities
Net transfers from (to) Meredith Corporation	5.6	(674.5)
Proceeds from issuance of long-term debt	—	779.8
Repayments of long-term debt	(261.7)	(151.0)
Debt issuance costs paid	—	(3.0)
Payment of acquisition-related contingent consideration	(1.3)	—
Financing lease payments	(0.5)	(0.5)
Net cash used in financing activities	(257.9)	(49.2)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.2
Net increase (decrease) in cash and cash equivalents	(110.4)	179.8
Cash and cash equivalents at beginning of period	379.1	21.0
Cash and cash equivalents at end of period	$268.7	$200.8
See accompanying Notes to Condensed Combined Financial Statements.

Meredith Holdings Corporation
Notes to Condensed Combined Financial Statements
(Unaudited)
1. Summary of Significant Accounting Policies
Background and Nature of Operations—Meredith Holdings Corporation (Meredith or the Company) is a diversified media company.
On May 3, 2021, Meredith Corporation announced its intent to separate its local media group and national media group operations into two independent companies by distributing (the Distribution) to Meredith Corporation’s shareholders, on a pro rata basis, the issued and outstanding capital stock of Meredith Holdings Corporation, an Iowa corporation and newly formed wholly-owned subsidiary of Meredith Corporation, which will hold Meredith Corporation’s national media group and corporate functions following the separation (collectively, the Spin-Off). As part of this announcement, Meredith Corporation, Gray Television, Inc., a Georgia corporation, and Gray Hawkeye Stations, Inc., a Delaware corporation and wholly-owned subsidiary of Gray Television, Inc. (Gray Merger Sub), entered into an Agreement and Plan of Merger (the Gray Merger Agreement), as amended June 2, 2021 and October 6, 2021, to effect the acquisition of Meredith Corporation by Gray Television, Inc., immediately after and subject to the consummation of the Spin-Off (as described above), through the merger of Gray Merger Sub with and into Meredith Corporation (the Gray Merger), with Meredith Corporation surviving the Gray Merger as a wholly‑owned subsidiary of Gray Television, Inc. As a result of the Distribution and Spin-Off and immediately prior to the Gray Merger, Meredith Corporation will hold the local media group only.
The combined financial statements reflect the historical results of operations, financial positions, and cash flows of Meredith Holdings Corporation. The Company, upon consummation of the transaction, will consist of Meredith Corporation’s historical national media group (comprising its digital and magazine segments), along with MNI Targeted Media (MNI), the People broadcast television show, and corporate functions. The Company has two reportable segments: digital and magazine. The digital segment includes digital and mobile media, digital relationship marketing, brand licensing, and other related operations. The magazine segment includes magazine publishing, customer relationship marketing, performance marketing, database-related activities, and other related operations. Meredith’s operations are diversified geographically primarily within the United States (U.S.), and the Company has a broad customer base.
Basis of Presentation—The condensed combined financial statements of the Company were prepared in connection with the anticipated transaction and have been derived from the Consolidated Financial Statements and accounting records of Meredith Corporation (Parent) as if it were operated on a standalone basis during the periods presented. Meredith does not have any off-balance sheet arrangements.
The accompanying unaudited condensed combined financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America (U.S. GAAP) for complete financial statements. These condensed combined financial statements should be read in conjunction with the Company's audited combined financial statements dated September 1, 2021, for the years ended December 31, 2020, 2019, and 2018.
The condensed combined financial statements as of and for the nine months ended September 30, 2021 and 2020, are unaudited but, in management's opinion, include all adjustments necessary for a fair presentation of the results of interim periods. All such adjustments are of a normal recurring nature. The year-end Condensed Combined Balance Sheet as of December 31, 2020, was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.
Interim results may vary significantly as the economic impact of the COVID-19 pandemic continues to evolve. The extent to which the evolving COVID-19 pandemic impacts the Company's combined financial statements will depend on a number of factors, including the magnitude and duration of the pandemic. There remains risk that COVID-19 could have material adverse impacts on future revenue growth as well as overall profitability.

The Condensed Combined Statements of Earnings (Loss) and Condensed Combined Statements of Comprehensive Income (Loss) of the Company reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, employee benefits administration, occupancy, corporate administration, aviation, legal, sourcing, corporate development, finance, human resources, communications, information technology, and other shared services.
These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of relative revenues, salaries, headcount, or other relevant measures. Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as selling and marketing, information technology, and infrastructure.
The Condensed Combined Balance Sheets of the Company include Parent assets and liabilities that are specifically identifiable or otherwise attributable to the Company, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary.
Parent uses a centralized cash management strategy where cash balances are comingled for all of Parent’s businesses. The Company will assume the cash of Parent upon consummation of the transaction. Accordingly, cash and cash equivalents recorded in the Condensed Combined Balance Sheets represents cash legally held by the Company. All of Parent’s long-term debt and debt-related interest cost incurred has been attributed to the Company for the periods presented.
Parent sponsors various pension and postretirement benefit plans for eligible Company employees and retirees. Parent-sponsored plans in which the Company’s employees participate are accounted for as single-employer benefit plans in the combined financial statements because the Company will become the sponsor of the plans upon consummation of the transaction. Accordingly, the net benefit obligation, plan assets, and related accumulated other comprehensive loss amounts for these plans are included in the Company’s Combined Balance Sheets. The net periodic pension cost included in the Company’s Condensed Combined Statements of Earnings (Loss) includes the cost allocated to the Company for Company employees and on the basis of revenues when a basis of direct attribution was not identifiable.
The Company’s employees have historically participated in Parent’s share-based compensation plans. Share-based compensation expense has been allocated to the Company for Company employees based on the awards and terms previously granted to the Company’s employees as well as an allocation of Parent’s corporate and shared functional employee expenses on the basis of revenues when a basis of direct attribution was not identifiable.
Income tax benefit (expense) in the combined financial statements has been calculated on a separate-return method. Under the separate-return method of allocation, the separate financial statements determine current and deferred tax expense or benefit for the period as if the group member was required to file a separate tax return. The Company’s historical operations are included in the tax returns of Meredith Corporation.
As the separate legal entities that make up the Company’s business were not historically held by a single legal entity, net investment by Meredith Corporation is shown in lieu of shareholders’ equity in these combined financial statements. Net investment by Meredith Corporation represents Meredith Corporation’s interest in the recorded assets of the Company and the cumulative investment by Meredith Corporation in the Company through the periods presented, inclusive of operating results.
The financial position and operating results of the Company's foreign operations are consolidated using primarily the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Translation gains or losses on assets and liabilities are included as a component of accumulated other comprehensive loss.

Revenue Recognition (Contract Balances)—The timing of Meredith’s performance under its various contracts often differs from the timing of the customer’s payment, which results in the recognition of a contract asset or a contract liability. A contract asset is recognized when a good or service is transferred to a customer, and the Company does not have the contractual right to bill for the related performance obligations. Due to the nature of its contracts, the Company does not have significant contract assets. A contract liability is recognized when consideration is received from the customer prior to the transfer of goods or services. Current portion of contract liabilities were $396.0 million and $392.4 million at September 30, 2021 and December 31, 2020, respectively, and are presented as current portion of unearned revenues on the Condensed Combined Balance Sheets. Noncurrent contract liabilities were $215.6 million and $254.5 million at September 30, 2021 and December 31, 2020, respectively, and are reflected as unearned revenues on the Condensed Combined Balance Sheets. Revenue of $324.1 million and $373.7 million recognized in the nine months ended September 30, 2021 and 2020, respectively, were in contract liabilities at the beginning of the periods.
2. Inventories
Major components of inventories are summarized below.

(In millions)	September 30, 2021	December 31, 2020
Raw materials	$15.8	$16.6
Work in process	11.9	14.6
Finished goods	2.0	2.6
Inventories	$29.7	$33.8
3. Discontinued Operations and Dispositions
Discontinued Operations
Shortly after the Company’s acquisition of Time Inc. in 2018, it announced the planned sale of certain brands and investments. The sales of the brands and investments was completed by the end of the first quarter of 2020. FanSided was sold in January 2020 to an unrelated third party for $16.4 million. The investment in Xumo was sold to an unrelated third party in February 2020 for $37.4 million at close and a $4.3 million note receivable, which was collected in the first quarter of 2021. The sales resulted in a $8.6 million gain. The revenues and expenses of these businesses were included in the earnings from discontinued operations, net of income taxes line on the Condensed Combined Statements of Earnings (Loss) for the periods prior to their sales. Discontinued operations relate to both the digital and magazine segments.
Amounts applicable to discontinued operations on the Condensed Combined Statements of Earnings (Loss) were as follows:

Nine Months Ended September 30,	2020
(In millions)
Revenues	$1.3
Costs and expenses	(1.2)
Interest expense	(0.1)
Gain on disposal	9.3
Earnings before income taxes	9.3
Income tax expense	(4.7)
Earnings from discontinued operations, net of income taxes	$4.6
The Company did not allocate interest to discontinued operations unless the interest was directly attributable to the discontinued operations or was interest on debt that was required to be repaid as a result of the disposal transaction. Interest expense included in discontinued operations reflected an estimate of interest expense related to the debt that was repaid with the proceeds from the sales of the businesses.

The discontinued operations did not have depreciation, amortization, or significant non-cash investing items for the nine months ended September 30, 2020.
Dispositions
In January 2021, Meredith sold the Travel + Leisure trademark and other related assets, including the Travel + Leisure travel clubs, to an unrelated third party for $100.0 million, which included $35.0 million of cash at closing and a non-interest bearing note receivable of $65.0 million. Payments on the note receivable are due annually with $20.0 million received in June 2021. The remaining payments will be completed by June 2024. The $65.0 million note receivable was discounted by $3.7 million utilizing an interest rate reflecting the borrower’s specific credit risk. The sale resulted in a gain of $97.6 million, which was recorded in the acquisition, disposition, and restructuring related activities line on the Condensed Combined Statements of Earnings (Loss). Meredith entered into a 30-year royalty-free licensing relationship to license back the Travel + Leisure brand and continues to publish the magazine and operate the Travel + Leisure media platforms. Refer to Note 4 for additional information related to the intangible assets associated with this sale.
Meredith continued to provide accounting, finance, human resources, information technology, and certain support services for a short period of time under Transition Services Agreements (TSAs) with certain buyers. In addition, Meredith continues to provide consumer marketing, information technology, subscription fulfillment, paper purchasing, printing, and other services under Outsourcing Agreements (OAs) with certain buyers. The remaining OAs have terms up to approximately two years, subject to renewal. Income of $1.2 million and $2.4 million for the nine months ended September 30, 2021 and 2020, respectively, earned from performing services under the OAs was recorded in the other revenue line on the Condensed Combined Statements of Earnings (Loss). Income of less than $0.1 million and $1.8 million for the nine months ended September 30, 2021 and 2020, respectively, earned from performing services under the TSAs was recorded as a reduction to the selling, general, and administrative expense line on the Condensed Combined Statements of Earnings (Loss).

4. Intangible Assets and Goodwill
Intangible assets consisted of the following:

	September 30, 2021			December 31, 2020
(In millions)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets subject to amortization
Digital
Advertiser relationships	$95.4	$(95.4)	$—	$95.9	$(93.3)	$2.6
Publisher relationships	10.3	(3.1)	7.2	10.3	(2.2)	8.1
Partner relationships	3.2	(0.8)	2.4	3.2	(0.6)	2.6
Customer relationships	7.1	(4.0)	3.1	7.1	(2.9)	4.2
Other	19.6	(14.8)	4.8	20.3	(13.0)	7.3
Magazine
Advertiser relationships	127.6	(127.6)	—	127.6	(124.1)	3.5
Publisher relationships	122.5	(64.2)	58.3	122.5	(51.0)	71.5
Partner relationships	95.0	(58.1)	36.9	95.0	(46.2)	48.8
Customer relationships	0.9	(0.4)	0.5	66.7	(66.0)	0.7
Other	15.6	(3.8)	11.8	3.6	(3.3)	0.3
Total	$497.2	$(372.2)	125.0	$552.2	$(402.6)	149.6
Intangible assets not subject to amortization
Digital
Trademarks			29.7			29.7
Internet domain names			8.3			8.3
Magazine
Trademarks			665.0			677.0
Total			703.0			715.0
Intangible assets, net			$828.0			$864.6
Amortization expense was $36.7 million and $88.7 million for the nine months ended September 30, 2021and 2020, respectively. Annual amortization expense for intangible assets is expected to be as follows: $46.4 million in 2021, $38.9 million in 2022, $37.4 million in 2023, $21.6 million in 2024, and $3.6 million in 2025.
As discussed in Note 3, in January 2021, Meredith sold the Travel + Leisure trademark. The trademark had a recorded value of $12.0 million and was not subject to amortization. As part of the agreement, Meredith retained certain rights to utilize the Travel + Leisure brand and therefore established an intangible asset subject to amortization related to these rights at an initial value equal to the sold trademark.
During the first quarter of 2020, the Parent experienced revenue declines, primarily related to advertising cancellations and delays, as advertisers faced economic challenges caused by the COVID-19 pandemic. These declines caused the Parent to revise forecasts and to determine that it had a triggering event to test the value of intangible assets not subject to amortization for impairment as of March 31, 2020. As a result, the Parent recorded non-cash impairment charges of $21.2 million related to trademarks, which were recorded in the impairment of goodwill and other long-lived assets line of the Condensed Combined Statements of Earnings (Loss). For purposes of the condensed combined financial statements, the impairment charges were allocated to the Company’s segments on a direct basis, $16.2 million in the magazine segment and $5.0 million in the digital segment. These impairment charges partially impaired the trademarks for the magazines.com, Entertainment Weekly, Shape, EatingWell, and Cooking Light brands. No other impairments of indefinite-lived intangible assets were recorded as a result of the Parent’s 2020 impairment tests.

The Company is required to evaluate goodwill for impairment on an annual basis or when events occur or circumstances change that would indicate the carrying value exceeds the fair value. The Company’s goodwill reporting units were determined to be digital and magazine. The Company allocated goodwill and prior impairment charges of the Parent’s national media group to its reporting units on the basis of relative fair value.
During the first quarter of 2020, Parent determined that interim triggering events, including declines in the price of Parent’s stock and the economic downturn caused by COVID-19, required an interim evaluation of goodwill at March 31, 2020. The impairment test determined the carrying amount of the Parent’s national media reporting unit exceeded its estimated fair value. As a result, the Parent, and, accordingly, the Company recorded an impairment charge of $246.3 million to reduce the carrying value of goodwill, which was recorded in the impairment of goodwill and other long-lived assets line of the Condensed Combined Statements of Earnings (Loss). For purposes of the combined financial statements, $118.6 million of the impairment charge was allocated to the digital segment and $127.7 million was allocated to the magazine segment. The Company recorded an income tax benefit of $25.6 million related to this goodwill impairment charge. The Parent performed its 2020 annual goodwill impairment test using qualitative assessments as of its measurement date and based on the results of the assessments, there was no further indication of impairment.
Changes in the carrying amount of goodwill were as follows:

Nine months ended September 30,	2021			2020
(In millions)	Goodwill	Accumulated Impairment Loss	Net Carrying Amount	Goodwill	Accumulated Impairment Loss	Net Carrying Amount
Digital
Balance at beginning of period	$892.3	$(118.6)	$773.7	$892.7	$—	$892.7
Acquisition adjustments	—	—	—	(0.4)	—	(0.4)
Impairment	—	—	—	—	(118.6)	(118.6)
Balance at end of period	892.3	(118.6)	773.7	892.3	(118.6)	773.7
Magazine
Balance at beginning of period	960.5	(127.7)	832.8	960.3	—	960.3
Foreign currency translation	(0.4)		(0.4)	0.1		0.1
Impairment	—		—	—	(127.7)	(127.7)
Balance at end of period	960.1	(127.7)	832.4	960.4	(127.7)	832.7
Total	$1,852.4	$(246.3)	$1,606.1	$1,852.7	$(246.3)	$1,606.4
5. Restructuring Accrual
During the first quarter of 2021, the owner of the Departures brand announced it was transitioning to a digital-only platform. As a result, the Departures brand owner terminated its custom publishing agreement with Meredith. In connection with this transition, as well as other smaller calculation refinements, the Company recorded pre-tax restructuring charges totaling $1.7 million during the first nine months of 2021 for severance and related benefit costs associated with the involuntary termination of approximately 25 employees in the magazine segment. The majority of the severance costs will be paid during 2021, with the remainder to be paid in 2022. These costs were recorded in the acquisition, disposition, and restructuring related activities line on the Condensed Combined Statements of Earnings (Loss).
During the first nine months of 2020, management committed to a performance improvement plan to control costs. Actions included reallocating positions across the Company by shifting resources to the digital segment. In connection with this plan, the Company recorded pre-tax restructuring charges totaling $9.6 million for severance and related benefit costs associated with the involuntary termination of employees. These actions affected approximately 30 employees in the digital segment, 90 in the magazine segment, and 15 in unallocated corporate. The majority of the severance costs were paid during 2020 with the remainder in 2021. These costs were recorded in the acquisition, disposition, and restructuring related activities line on the Condensed Combined Statements of Earnings (Loss).

Details of the severance and related benefit costs by segment for these performance improvement plans are as follows:

	Amount Accrued in the Period		Total Amount Expected to be Incurred
Nine months ended September 30,	2021	2020
(in millions)
Digital	$—	$0.9	$—
Magazine	1.6	7.2	1.6
Unallocated Corporate	0.1	1.5	0.1
	$1.7	$9.6	$1.7
Details of changes in the Company's restructuring accrual related to employee terminations are as follows:

Nine months ended September 30,	2021	2020
(In millions)
Balance at beginning of period	$5.7	$19.3
Accruals	1.7	9.6
Cash payments	(5.6)	(15.5)
Reversal of excess accrual	—	(3.6)
Balance at end of period	$1.8	$9.8
As of September 30, 2021, the $1.8 million was classified as current liabilities on the Condensed Combined Balance Sheets.
6. Long-term Debt
Long-term debt consisted of the following:

	September 30, 2021			December 31, 2020
(In millions)	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value
Variable-rate credit facility
Senior credit facility term loan, due January 31, 2025	$1,062.5	$(9.7)	$1,052.8	$1,062.5	$(11.7)	$1,050.8
Senior credit facility incremental term loan, due January 31, 2025	404.9	(17.0)	387.9	408.0	(20.5)	387.5
Revolving credit facility of $350 million, due January 31, 2023	—	—	—	—	—	—
Senior Unsecured Notes
6.875% senior notes, due February 1, 2026	1,022.9	(12.1)	1,010.8	1,272.9	(17.4)	1,255.5
Senior Secured Notes
6.500% senior notes, due July 1, 2025	300.0	(3.9)	296.1	300.0	(4.5)	295.5
Total long-term debt	2,790.3	(42.7)	2,747.6	3,043.4	(54.1)	2,989.3
Current portion of long-term debt	(4.1)	—	(4.1)	(4.1)	—	(4.1)
Long-term debt	$2,786.2	$(42.7)	$2,743.5	$3,039.3	$(54.1)	$2,985.2
In the first nine months of 2021, the Company repurchased $250.0 million of its senior unsecured notes maturing in 2026 (2026 Senior Notes). This payment was made in advance of the scheduled maturity and thus was considered an extinguishment of the debt. Therefore, as a result of the prepayment, an extinguishment loss of $11.9 million was recognized in the first quarter of 2021 and was recorded in the interest expense, net line on the Condensed

Combined Statements of Earnings (Loss). This extinguishment loss included a premium paid on the repurchase of the 2026 Senior Notes of $8.6 million.
7. Income Taxes
Our quarterly provision for income taxes is measured using an estimated annual effective tax rate, adjusted for the tax effect of discrete items within periods presented. For the nine months ended September 30, 2021 and September 30, 2020, the Company recorded tax expense of $17.2 million and tax benefit of $83.8 million, respectively.
The tax expense for the nine months ended September 30, 2021 included non-deductible compensation and transaction costs offset by unrecognized tax benefits attributable to statute of limitation expirations.
The tax benefit for the nine months ended September 30, 2020 is primarily due to the tax effect of the impairment charges for goodwill, operating leases and fixed assets. In this period, the Company recorded non-cash impairment charges of $342.9 million and an income tax benefit of $49.5 million for the deductible portion of the impairments.
The Company incurred $33.5 million of investment banking, legal, accounting, and other professional fees and expenses in the first nine months of 2021 related to pending mergers. These costs are included in the acquisition, disposition, and restructuring related activities line in the Condensed Combined Statements of Earnings (Loss). The Company is currently assessing the deductibility of the transaction costs. Meredith is treating the costs as non‑deductible for income tax purposes until such time as the transaction is completed. This resulted in an increase in the Company’s effective tax rate for the nine months ended September 30, 2021.
8. Commitments and Contingencies
Indemnifications
Pursuant to the Gray Merger Agreement and Tax Matters Agreement entered into among Meredith Corporation, Gray Television, Inc., and Gray Hawkeye Stations, Inc., Gray Television, Inc. will become the primary obligor for Meredith Corporation taxes that are incurred prior to the transaction. The Company will indemnify Gray Television, Inc. for any taxes of Meredith Corporation or the Company during the pre-closing period, including certain taxes attributable to the transaction. As the indemnification is contingent upon the transaction, the Company has not established an accrued asset or liability for the indemnification in the combined financial statements.
Due to the inherent difficulty of predicting the consummation date of the transaction and the amounts payable or receivable under the indemnification, the Company cannot predict the total indemnification amount or timing of payment.
Lease Guarantees
The Company guarantees two leases of entities previously sold, one through January 2023 and another through November 2030. The carrying value of those guarantees, which are recorded in other noncurrent liabilities on the Condensed Combined Balance Sheets, was $1.9 million and $2.1 million at September 30, 2021 and December 31, 2020, respectively, and the maximum obligation for which the Company would be liable if the primary obligors fail to perform under the lease agreements is $11.6 million as of September 30, 2021.
Legal Proceedings
In the ordinary course of business, the Company is a defendant in or party to various legal claims, actions, and proceedings. These claims, actions, and proceedings are at varying stages of investigation, arbitration, or adjudication, and involve a variety of areas of law.
On October 26, 2010, the Canadian Minister of National Revenue denied the claims by Time Inc. Retail (formerly Time/Warner Retail Sales & Marketing, Inc.) (TIR) for input tax credits in respect of goods and services tax that TIR had paid on magazines it imported into and had displayed at retail locations in Canada during the years 2006 to 2008, on the basis that TIR did not own those magazines and issued Notices of Reassessment in the amount of approximately C$52.0 million. On January 21, 2011, TIR filed an objection to the Notices of Reassessment with the

Chief of Appeals of the Canada Revenue Agency (CRA), arguing that TIR claimed input tax credits only in respect of goods and services tax it actually paid and it is entitled to a rebate for such payments. On September 13, 2013, TIR received Notices of Reassessment in the amount of C$26.9 million relating to the same type of situation during the years 2009 to 2010, and TIR filed similar objections as for prior years. By letter dated June 19, 2015, the CRA requested payment of C$89.8 million, which includes interest accrued and stated that failure to pay may result in legal action. TIR responded by stating that collection should remain stayed pending resolution of the issues raised by TIR’s objection. Including interest accrued, the total of the reassessments claimed by the CRA for the years 2006 to 2010 was C$91.0 million as of November 30, 2015. The parties are engaged in mediation.
On September 6, 2019, a shareholder filed a putative class action lawsuit in the U.S. District Court for the Southern District of New York against the Company, its Chief Executive Officer, and its Chief Financial Officer, seeking to represent a class of shareholders who acquired securities of the Company between May 10, 2018 and September 4, 2019 (the New York Action). On September 12, 2019, a shareholder filed a putative class action lawsuit in the U.S. District Court for the Southern District of Iowa against the Company, its Chief Executive Officer, its Chief Financial Officer, and its Chairman of the Board seeking to represent a class of shareholders who acquired securities of the Company between January 31, 2018 and September 5, 2019 (the Iowa Action). Both complaints allege that the defendants made materially false and/or misleading statements, and failed to disclose material adverse facts, about the Company’s business, operations, and prospects. Both complaints assert claims under the federal securities laws and seek unspecified monetary damages and other relief. On November 12, 2019, the plaintiff shareholder withdrew the New York Action, and the action has been dismissed. On November 25, 2019, the City of Plantation Police Officers Pension Fund was appointed to serve as lead plaintiff in the Iowa Action. On March 9, 2020, the lead plaintiff filed an amended complaint in the Iowa Action, seeking to represent a class of shareholders who acquired securities of the Company between January 31, 2018 and September 30, 2019. On June 22, 2020, the defendants filed a motion to dismiss the Iowa Action. On October 28, 2020, a U.S. District Judge granted defendants’ motion to dismiss, dismissing the Iowa Action with prejudice at plaintiffs’ cost due to plaintiffs’ failure to satisfy applicable pleading requirements. Specifically, the court held that plaintiffs had failed to plead any actionable misstatement or omission, scienter, or loss causation. On November 23, 2020, the lead plaintiff filed a notice of appeal of the District Court’s dismissal. The Eighth Circuit Court of Appeals issued an opinion on October 18, 2021, affirming the district court’s dismissal of the case and denial of leave to amend the complaint. The plaintiff had until November 1, 2021 to request re-hearing or review, but did not. Accordingly, the Eighth Circuit Court of Appeals issued its mandate, closing this case.
The results of any such litigation, including the aforementioned class action lawsuits, investigations, and other legal proceedings are inherently unpredictable and expensive. Any claims against the Company, whether meritorious or not, could be time consuming, result in costly litigation, damage our reputation, require significant amounts of management time, and divert significant resources. If any of these legal proceedings were to be determined adversely to the Company, or the Company were to enter into a settlement arrangement, it could be exposed to monetary damages or limits on our ability to operate the business, which could have an adverse effect on the business, financial condition, and operating results.
The Company establishes an accrued liability for specific matters, such as a legal claim, when the Company determines that a loss is probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. In view of the inherent difficulty of predicting the outcome of litigation, claims, and other matters, the Company often cannot predict what the eventual outcome of a pending matter will be, or what the timing or results of the ultimate resolution of a matter will be. Accordingly, for the matters described above, the Company is unable to predict the outcome or reasonably estimate a range of possible loss.
9. Fair Value Measurements
The Company estimates the fair value of financial instruments using available market information and valuation methodologies the Company believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts the Company would realize upon disposition.

The fair value hierarchy consists of three broad levels of inputs that may be used to measure fair value, which are described below:

•	Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
•	Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and
•	Level 3	Assets or liabilities for which fair value is based on valuation models with significant unobservable pricing inputs and which result in the use of management estimates.
The following table sets forth the carrying value and the estimated fair value of the Company's financial instruments not measured at fair value in the Condensed Combined Balance Sheets:

	September 30, 2021		December 31, 2020
(In millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Total long-term debt	$2,747.6	$2,850.4	$2,989.3	$3,030.1
The fair value of total long-term debt was based on pricing from observable market information obtained from a non-active market, therefore is included as a Level 2 measurement.
The following tables summarize recurring and nonrecurring fair value measurements at September 30, 2021 and December 31, 2020, along with the corresponding impacts to the Condensed Combined Statements of Earnings (Loss), if any:

	September 30, 2021
(In millions)	Total	Level 1	Level 2	Level 3
Recurring fair value measurements
Cash and cash equivalents - cash equivalents	$87.5	$87.5	$—	$—
Accrued expenses
Deferred compensation plans	$2.0	$—	$2.0	$—
Other noncurrent liabilities
Contingent consideration	1.0	—	—	1.0
Deferred compensation plans	13.2	—	13.2	—
Total recurring liability fair value measurements	$16.2	$—	$15.2	$1.0

	December 31, 2020				Nine months ended September 30, 2020
(In millions)	Total	Level 1	Level 2	Level 3	Total Losses
Recurring fair value measurements
Cash and cash equivalents - cash equivalents	$110.4	$110.4	$—	$—
Accrued expenses
Contingent consideration	$2.5	$—	$—	$2.5
Deferred compensation plans	3.0	—	3.0	—
Other noncurrent liabilities
Contingent consideration	1.7	—	—	1.7
Deferred compensation plans	13.3	—	13.3	—
Total recurring liability fair value measurements	$20.5	$—	$16.3	$4.2
Nonrecurring fair value measurements
Net property, plant, and equipment (1)	$18.2	$—	$—	$18.2	$(21.9)
Operating lease assets (2)	44.7	—	—	44.7	(53.5)
Intangible assets, net (3)	22.6	—	—	22.6	(21.2)
Goodwill (4)	1,606.3	—	—	1,606.3	(246.3)
Total nonrecurring fair value measurements	$1,691.8	$—	$—	$1,691.8	$(342.9)
___________________
(1)Represents leasehold improvements and furniture and fixtures with a carrying value of $40.1 million partially impaired with its associated operating lease asset at March 31, 2020. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Condensed Combined Statements of Earnings (Loss). For further discussion, see below.
(2)Represents an operating lease asset with a carrying value of $98.2 million partially impaired at March 31, 2020. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Condensed Combined Statements of Earnings (Loss). For further discussion, see below.
(3)Represents five digital and magazine trademarks that were partially impaired at March 31, 2020. The assets had a carrying value of $43.8 million prior to the impairment. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Condensed Combined Statements of Earnings (Loss). For further details, refer to Note 4.
(4)Represents digital and magazine goodwill with a carrying value of $1,852.6 million partially impaired at March 31, 2020. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Condensed Combined Statements of Earnings (Loss). For further details, refer to Note 4.
The fair value of deferred compensation plans is derived from quotes of similar investments observable in the market, and thus represents a Level 2 measurement. The fair value of contingent consideration is based on estimates of future performance benchmarks established in the associated acquisition agreement and the amortization of the present value discount. This estimate is based on inputs not observable in the market and thus represents a Level 3 measurement. Estimate utilizes a discount rate of 3.50 percent.
The operating lease assets and net property, plant, and equipment are assets associated with the same leased space. These assets are measured on a non-recurring basis and the fair value was determined based on significant inputs not observable in the market and this represents a Level 3 measurement. As discussed in Note 3, the Company completed the sale of certain businesses acquired in connection with the Time acquisition. As a result of the dispositions and cost-reduction initiatives, the Company has two floors of vacant leased space at its location in New York City. The vacant space is presently held with the intent to sublease for the remainder of the lease term. The Company recognized an impairment charge of $75.4 million during the first quarter of 2020 related to the vacant space. Fair value was estimated using an income-approach based on management's forecast of future cash flows expected to be derived from the property based on current sublease market rent, which was negatively impacted by the effects of the COVID-19 pandemic. The charge was allocated on a pro-rata basis, $53.5 million to operating lease assets and $21.9 million to leasehold improvements and furniture and fixtures, and was recorded in the digital and magazine segments. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Condensed Combined Statements of Earnings (Loss).

The fair value of the trademarks and goodwill are measured on a non-recurring basis and was determined based on significant inputs not observable in the market and thus represents a Level 3 measurement. Key assumptions used to determine the fair value included discount rates, estimated cash flows, royalty rates, and revenue growth rates. The discount rate used was based on several factors, including market interest rates, a weighted average cost of capital analysis based on the target capital structure, and included adjustments for market risk and Company-specific risk. Estimated cash flows were based upon internally developed estimates and the revenue growth rates were based on industry knowledge and historical performance. For the intangible assets, the unobservable significant inputs included a discount rate of 11.00 percent, a royalty rate of 1.61 percent, and a terminal revenue growth rate of 1.00 percent, all weighted by relative fair values. For further discussion of the impairment of the trademark, refer to Note 4. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Condensed Combined Statements of Earnings (Loss).
The following table represents changes in the fair value of liabilities subject to Level 3 measurement during the nine months ended September 30, 2021 and 2020.

Nine months ended September 30,	2021	2020
(In millions)
Contingent consideration
Balance at beginning of period	$4.2	$5.2
Payments	(1.3)	—
Fair value adjustment of contingent consideration	(1.9)	(0.3)
Balance at end of period	$1.0	$4.9
The fair value adjustment of contingent consideration was the change in the estimated earn-out payments based on projections of performance and the amortization of the present value discount. The fair value adjustment of contingent consideration was included in the selling, general, and administrative line on the Condensed Combined Statements of Earnings (Loss).

10. Pension and Postretirement Benefit Plans
The following table presents the components of Parent’s total net periodic benefit costs, prior to allocations discussed in Note 1:

Nine months ended September 30,	2021	2020
(In millions)
Domestic Pension Benefits
Service cost	$6.6	$7.1
Interest cost	2.0	3.2
Expected return on plan assets	(5.9)	(6.1)
Prior service cost amortization	0.3	0.3
Actuarial loss amortization	1.3	1.0
Net periodic benefit costs	$4.3	$5.5
International Pension Benefits
Interest cost	$6.5	$10.0
Expected return on plan assets	(8.3)	(12.2)
Prior service credit amortization	0.2	0.2
Settlement charge	—	1.2
Net periodic benefit credit	$(1.6)	$(0.8)
Postretirement Benefits
Interest cost	$0.2	$0.2
Actuarial gain amortization	(0.2)	(0.4)
Net periodic benefit credit	$—	$(0.2)
Net periodic benefit expense allocated to the Company and recognized in the Condensed Combined Statements of Earnings (Loss) under these plans totaled $1.5 million and $2.8 million for the nine months ended September 30, 2021 and 2020, respectively.
The international settlement charge recorded in the first quarter of 2020 was related to the final settlement of the Company’s German plan.
The components of net periodic benefit costs (credit), other than the service cost component, are included in the non-operating income, net line on the accompanying Condensed Combined Statements of Earnings (Loss).
The amortization of amounts related to unrecognized prior service costs/credit and net actuarial gain/loss was reclassified out of other comprehensive loss as components of net periodic benefit costs (credit).
11. Financial Information about Industry Segments
Meredith is a diversified media company focused primarily on service journalism. On the basis of products and services, the Company has established two reportable segments: digital and magazine. Intersegment transactions are eliminated.
Management measures the performance of each segment based on two principal financial measures, operating profit and net earnings before interest expense, income taxes, depreciation, and amortization (EBITDA). Management uses these results, in part, to evaluate the performance of, and allocate resources to, each of these segments. Operating profit for segment reporting, disclosed below, is revenues less operating costs and unallocated corporate expenses. Segment operating expenses include allocations of certain centrally incurred costs such as employee benefits, occupancy, information systems, accounting services, internal legal staff, and human resources administration. These costs are allocated based on actual usage or other appropriate methods, primarily number of employees. Unallocated corporate expenses are corporate overhead expenses not attributable to the operating groups. Interest income and expense are not allocated to the segments. In accordance with authoritative guidance on disclosures about segments of an enterprise and related information, EBITDA is not presented below.
The following table presents financial information by segment:

Nine months ended September 30,	2021	2020
(In millions)
Revenues
Digital
Advertising	$361.1	$258.1
Third party sales	11.8	10.3
Total advertising related	372.9	268.4
Licensing	97.6	77.5
Performance marketing	79.4	62.1
Paid products	6.3	5.8
Total consumer related	183.3	145.4
Other	4.0	4.6
Total digital	560.2	418.4
Magazine
Advertising	288.0	352.3
Third party sales	74.4	70.7
Total advertising related	362.4	423.0
Subscription	423.5	436.1
Newsstand	117.9	105.5
Performance marketing	38.6	40.0
Paid products	2.3	8.4
Total consumer related	582.3	590.0
Other	55.4	46.0
Total magazine	1,000.1	1,059.0
Intersegment revenue elimination	(16.7)	(13.5)
Total revenues	$1,543.6	$1,463.9
Segment profit (loss)
Digital	$132.6	$(127.1)
Magazine	136.8	(113.2)
Unallocated corporate	(87.9)	(38.2)
Income (loss) from operations	181.5	(278.5)
Non-operating income, net	3.7	6.3
Interest expense, net	(130.1)	(113.2)
Earnings (loss) from continuing operations before income taxes	$55.1	$(385.4)
Depreciation and amortization
Digital	$31.7	$53.8
Magazine	40.0	71.1
Unallocated corporate	0.9	1.8
Total depreciation and amortization	$72.6	$126.7

12. Related Party Disclosures
The Company does not enter into transactions with related parties to purchase or sell goods or services in the ordinary course of business. Transactions between the Company and Parent are reflected in deficit in the Condensed Combined Balance Sheets as Net Investment by Meredith Corporation and in the Condensed Combined Statements of Cash Flows as a financing activity in Net transfers from (to) Meredith Corporation.
The Condensed Combined Statements of Earnings (Loss) and Comprehensive Income (Loss) reflect allocations of Parent’s general corporate expenses including, but not limited to, executive management, employee benefits administration, occupancy, corporate administration, aviation, legal, sourcing, corporate development, finance, human resources, communications, information technology, and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of relative revenues, salaries, headcount, or other relevant measures. Corporate expenses of Parent not allocated to the Company and instead charged to related parties were $13.9 million and $11.3 million for the nine months ended September 30, 2021 and 2020, respectively.
Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as selling and marketing, information technology, and infrastructure.
13. Subsequent Events
The Company has evaluated transactions that occurred through November 15, 2021, the date these financial statements were available for issuance, for the purposes of unrecognized subsequent events.
On October 6, 2021, Meredith Corporation announced that Meredith Corporation and Meredith Holdings Corporation have entered into a definitive agreement to sell Meredith Holdings Corporation (which will hold the digital and magazine business segments) to About, Inc. (Dotdash), a wholly-owned subsidiary of IAC/InterActiveCorp (the Dotdash Merger). Meredith Corporation currently expects the Spin-Off and the Gray Merger to be consummated in the fourth quarter of calendar year 2021 (subject to the satisfaction or waiver of closing conditions (including regulatory and shareholder approvals)). Completion of the Dotdash Merger is not a condition to the consummation of the Spin-Off or the Gray Merger, and for so long as the Gray Merger Agreement is in effect, the Dotdash Merger will not occur until after the closing of the Gray Merger. If the conditions to completing the Dotdash Merger have been satisfied, Meredith Holdings Corporation currently expects the Dotdash Merger to be consummated on the same day as, and following completion of, the Spin-Off and the Gray Merger.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion is a summary of the key factors management considers necessary in reviewing New Meredith’s historical-basis results of operations, operating segment results, and liquidity and capital resources. Statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) that are not historical may be considered forward-looking statements.
You should read the following MD&A in conjunction with the “Business” section and the audited Combined Financial Statements and corresponding notes included in the information statement of New Meredith dated November 12, 2021 (the Information Statement). Capitalized terms not defined herein have the meanings ascribed to them in the Information Statement. This MD&A contains forward-looking statements and the matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those made, projected, or implied in the forward-looking statements. Please see “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements.
References in this MD&A to “New Meredith,” “we,” “us,” “our,” and “Meredith” refer to Meredith Holdings Corporation, currently a wholly-owned subsidiary of Meredith Corporation, that will hold directly or indirectly the assets and liabilities historically associated with Meredith Corporation’s NMG businesses and other corporate assets as of the Spin-Off date, and for which historical amounts herein include revenues and costs directly attributable to New Meredith and an allocation of expenses related to certain Meredith Corporation corporate functions.
We describe in this MD&A the business to be held by us after the separation as if it were our business for all historical periods described. However, we are an entity that will not have independently conducted operations before the separation. References in this MD&A to our historical assets, liabilities, products, business, or activities generally refer to the historical assets, liabilities, products, businesses, or activities of Meredith Corporation’s NMG businesses and other corporate assets as it was conducted as part of Meredith Corporation before the separation that will be held directly or indirectly by New Meredith immediately following the Spin-Off transaction described herein. Unless the context otherwise requires or we specifically indicate otherwise, the information included in this MD&A about New Meredith assumes the completion of all of the transactions referred to in this information statement in connection with the Spin-Off.
FIRST NINE MONTHS 2021 FINANCIAL OVERVIEW
•The Company sold the Travel + Leisure trademark and other related assets, including the Travel + Leisure travel clubs (collectively the Travel + Leisure Brand), and recognized a gain on the sale of $97.6 million. Upon sale, the Company entered into a 30-year royalty-free licensing relationship to license back the Travel + Leisure brand and continues to publish the magazine and operate the Travel + Leisure media platforms.
•We believe COVID-19 continues to negatively impact our results, particularly magazine advertising revenues. However, as the pandemic continues, quantifying the specific impact is no longer possible.
•Digital revenues increased 34 percent in the first nine months of 2021 primarily due to strong growth in both advertising related and consumer related revenues. Digital operating profit of $132.6 million for the nine months ended September 30, 2021, was driven primarily by revenues growing at a faster rate than operating costs and expenses.
•Magazine revenues decreased 6 percent in the first nine months of 2021 primarily due to declines in print advertising and subscription revenues. Magazine operating profit for the first nine months of 2021 was $136.8 million which included the $97.6 million gain on the sale of the Travel + Leisure Brand.
•Unallocated corporate expenses increased significantly in the first nine months of 2021 primarily due to an increase in transaction related costs and performance-based compensation expenses.
•We reported a net earnings for the first nine months of 2021 of $37.9 million, which included the $97.6 million ($72.7 million after-tax) gain on the sale of the Travel + Leisure Brand.

RESULTS OF OPERATIONS

Nine months ended September 30,	2021	2020	Change
(In millions)
Total revenues	$1,543.6	$1,463.9	5%
Operating expenses
Costs and expenses	(1,413.2)	(1,379.3)	2%
Acquisition, disposition, and restructuring related activities	51.1	(20.2)	n/m
Impairment of goodwill and other long-lived assets	—	(342.9)	(100)%
Total operating expenses	(1,362.1)	(1,742.4)	(22)%
Income (loss) from operations	$181.5	$(278.5)	n/m
Earnings (loss) from continuing operations before income taxes	$55.1	$(385.4)	n/m
Net earnings (loss)	37.9	(297.0)	n/m
___________________
n/m - Not meaningful
DIGITAL
Digital operating results for the nine months ended September 30, 2021 and 2020, were as follows:

Nine months ended September 30,	2021	2020	Change
(In millions)
Advertising related
Advertising	$361.1	$258.1	40%
Third party sales	11.8	10.3	15%
Total advertising related	372.9	268.4	39%
Consumer related
Licensing	97.6	77.5	26%
Performance marketing	79.4	62.1	28%
Paid products	6.3	5.8	9%
Total consumer related	183.3	145.4	26%
Other	4.0	4.6	(13)%
Total revenues	560.2	418.4	34%
Operating expenses
Costs and expenses	(427.6)	(384.0)	11%
Acquisition, disposition, and restructuring related activities	—	(0.9)	(100)%
Impairment of goodwill and other long-lived assets	—	(160.6)	(100)%
Total operating expenses	(427.6)	(545.5)	(22)%
Operating profit (loss)	$132.6	$(127.1)	n/m
___________________
n/m - Not meaningful
Advertising Related Revenue
Digital advertising related revenue includes all advertising on websites we own as well as revenue generated from selling advertising space on third-party platforms. Advertising related revenue increased 39 percent in the first nine months of 2021.
Digital advertising revenue increased 40 percent in the first nine months of 2021. Meredith’s Data Studio, launched in the third quarter of 2020, has contributed to the positive trends in 2021. The Meredith Data Studio offers advertising solutions that harness our proprietary first-party data and predictive insights to help inform client’s marketing, product, and business strategies, providing the opportunity to create multi-year integrated partnerships with top clients. Digital sessions increased 3 percent and approximately 60 percent of digital advertising was from direct sales while approximately 40 percent was open programmatic digital advertising.
We believe certain trends resulting from the impact of COVID-19, such as increased cooking at home, redecorating, home remodeling, and pet adoption, coupled with increased interest in travel as restrictions were lifted, appear to be positively impacting web traffic. Some of the web traffic trends have started to reverse as consumer activities return to more historic norms. Growth in open programmatic advertising has been driven by the combination of advertisers coming back into the market and increased sessions. In addition, cost per thousand or CPM’s, have increased 52 percent during the year, as rates recover from being suppressed during the early stages of the pandemic.
Third party sales increased 15 percent in the first nine months primarily due to an increase in video advertising run on our content that is distributed across a network of third-party sites.
Consumer Related Revenue
Consumer related revenues increased 26 percent in the first nine months of 2021. Licensing revenues increased primarily due to an increase in royalties from Apple News+ and content syndication. Performance marketing increased primarily due to increases in content commerce, which nearly doubled. Paid products revenues increased due to increased subscriptions to our paid membership products.
Other Revenue
Other revenue decreased 13 percent primarily due to non-repeating project work.
Operating Expenses
Operating Costs and Expenses
Digital costs and expenses increased 11 percent in the first nine months of 2021 primarily due to an increase in ad revenue-related partner remittance expense of $16.6 million, higher audience acquisition costs of $12.6 million, an increase in outside sales commission expense of $12.0 million, higher employee-related compensation expenses of $9.3 million, an increase in video-related expenses of $5.5 million and higher occupancy-related cost of $5.3 million. These increases were partially offset by a reduction in amortization expense of $21.3 million.
Impairment of Goodwill and Other Long-Lived Assets
In the first nine months of 2020, the digital segment recorded an allocation of a non-cash impairment of goodwill of $118.6 million, an allocation of non-cash impairments of an operating lease asset and associated leasehold improvements and furniture and fixtures totaling $37.0 million, and non-cash impairments of trademarks of $5.0 million. The magnitude of the impairments of goodwill and other long-lived assets recorded in the first quarter of 2020 was unfavorably impacted by the volatility of the financial markets and the uncertainty surrounding the long-term economic effects of the COVID-19 pandemic.
Operating Profit (Loss)
Digital operations generated a $132.6 million profit in the first nine months of 2021 due primarily to strong growth in revenues. Digital operations resulted in a $127.1 million loss in the first nine months of 2020 reflecting the $160.6 million non-cash impairment charges to reduce the carrying value of goodwill and other long-lived assets.

MAGAZINE
Magazine operating results for the nine months ended September 30, 2021 and 2020 were as follows:.

Nine months ended September 30,	2021	2020	Change
(In millions)
Advertising related
Advertising	$288.0	$352.3	(18)%
Third party sales	74.4	70.7	5%
Total advertising related	362.4	423.0	(14)%
Consumer related
Subscription	423.5	436.1	(3)%
Newsstand	117.9	105.5	12%
Performance marketing	38.6	40.0	(4)%
Paid products	2.3	8.4	(73)%
Total consumer related	582.3	590.0	(1)%
Other	55.4	46.0	20%
Total revenues	1,000.1	1,059.0	(6)%
Operating expenses
Costs and expenses	(959.0)	(984.0)	(3)%
Acquisition, disposition, and restructuring related activities	95.7	(5.9)	n/m
Impairment of goodwill and other long-lived assets	—	(182.3)	(100)%
Total operating expenses	(863.3)	(1,172.2)	(26)%
Operating profit (loss)	$136.8	$(113.2)	n/m
__________________
n/m - Not meaningful
Advertising Related Revenue
Magazine advertising related revenue includes all advertising placed in Meredith owned and operated publications as well as MNI, which generates revenue through the sale of geographic and demographic-targeted digital and print advertising programs sold to third parties. Advertising related revenue decreased 14 percent in the first nine months of 2021.
Magazine advertising decreased 18 percent in the first nine months of 2021, as it continues to be negatively impacted by COVID-19 as well as changing market demands. From a category standpoint, toiletries and cosmetics and travel experienced large COVID-19-related declines. The travel category experienced gains in the third calendar quarter as travel-restrictions continue to be lifted, nearly reversing declines from earlier in the year. In addition, the food and beverage and prescription drug categories saw large declines in the first nine months. Most titles experienced declines in advertising pages and related revenues as compared to the prior year.
Third party sales increased 5 percent primarily due a $20.1 million increase at MNI. MNI’s increase was primarily related to the recovery in advertising categories that experienced larger COVID-related declines in the prior-year period, such as consumer goods, travel, and apparel as well as increases in the healthcare and recruiting categories. This increase was partially offset by the termination of the custom publishing contract for Departures magazine of $7.3 million, which was produced for a third party. An additional $9.5 million decrease is related to cover wraps as offices in which the publications appear have experienced continued COVID-related restrictions.
Consumer Related Revenue
Consumer related revenues declined 1 percent in the first nine months of 2021. Subscription revenues declined 3 percent due primarily to a change in mix to subscriptions received directly by us. Subscriptions received directly by us tend to have lower subscription revenues, lower acquisition costs, and higher renewal rates. Newsstand revenues increased 12 percent due primarily to increased sale units for Meredith Premium Publishing as compared to the prior year due to a large amount of tributes/political issues published and weak performance in the prior-year period due to COVID-19. Performance marketing decreased 4 percent due to continued COVID-19-related declines at retail. Paid products revenue declined 73 percent due to the sale of the Travel + Leisure travel clubs membership program in January 2021.
Other Revenue
Other revenue increased 20 percent in the first nine months of 2021 due to increases in custom publishing projects.
Operating Expenses
Operating Costs and Expenses
Magazine operating costs and expenses decreased 3 percent in the first nine months of 2021 primarily due to a reduction in amortization expense of $30.7 million, a decrease in occupancy-related costs of $15.9 million, a decline in paper costs of $11.0 million, and lower outside royalty expenses of $4.5 million. These decreases were partially offset by an increase in inventory costs of $15.2 million, higher custom publishing expenses of $9.6 million, an increase in employee-related compensation costs of $6.5 million, and higher subscription acquisition costs of $6.4 million.
Acquisition, Disposition, and Restructuring Related Activities
Acquisition, disposition, and restructuring related activities in the first nine months of 2021 primarily represented a $97.6 million gain on the sale of the Travel + Leisure Brand.
Acquisition, disposition, and restructuring related activities in the first nine months of 2020 primarily represented severance and related benefit expenses of $6.7 million.
Impairment of Goodwill and Other Long-Lived Assets
In the first nine months of 2020, the magazine segment recorded an allocation of a non-cash impairment of goodwill of $127.7 million, an allocation of non-cash impairments of an operating lease asset and associated leasehold improvements and furniture and fixtures totaling $38.4 million, and non-cash impairments of trademarks of $16.2 million. The magnitude of the impairments of goodwill and other long-lived assets recorded in the first quarter of 2020 was unfavorably impacted by the volatility of the financial markets and the uncertainty surrounding the long-term economic effects of the COVID-19 pandemic.
Operating Profit (Loss)
Operating profit of the magazine operations was $136.8 million for the first nine month of 2021 which included the $97.6 million gain on the sale of the Travel + Leisure Brand. The magazine operations resulted in a loss of $113.2 million for the first nine months of 2020 which included the $182.3 million non-cash impairment charges to reduce the carrying value of goodwill and other long-lived assets.
Nine Months Ended September 30, 2021 and 2020
Unallocated corporate expenses for the nine months ended September 30, 2021 and 2020, were as follows:

Nine months ended September 30,	2021	2020	Change
(In millions)
Costs and expenses	$43.3	$24.8	75%
Acquisition, disposition, and restructuring related activities	44.6	13.4	n/m
Unallocated corporate expenses	$87.9	$38.2	n/m
__________________
n/m - Not meaningful

In the first nine months of 2021, unallocated corporate expenses increased $49.7 million primarily due to an increase in transaction-related costs of $33.5 million, higher performance-based compensation costs of $8.8 million, and an increase in occupancy-related costs of $4.9 million.
COMBINED RESULTS
Combined Operating Expenses
Combined operating expenses for the nine months ended September 30, 2021 and 2020 were as follows:

Nine months ended September 30,	2021	2020	Change
(In millions)
Production, distribution, and editorial	$507.0	$476.4	6%
Selling, general, and administrative	833.6	776.2	7%
Acquisition, disposition, and restructuring related activities	(51.1)	20.2	n/m
Depreciation and amortization	72.6	126.7	(43)%
Impairment of goodwill and other long-lived assets	—	342.9	(100)%
Operating expenses	$1,362.1	$1,742.4	(22)%
__________________
n/m - Not meaningful
Production, Distribution, and Editorial Costs
Production, distribution, and editorial costs increased 6 percent in the first nine months of 2021 primarily due to an increase in inventory expenses of $15.2 million, higher employee-related compensation costs of $10.6 million, an increase in custom publishing expenses of $9.6 million, and higher in video-related expenses of $5.5 million. These increases were partially offset by a reduction in paper costs of $11.0 million.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 7 percent in the first nine months of 2021 primarily due to higher ad revenue-related partner remittance of $16.6 million, an increase in audience acquisition costs of $12.6 million, higher outside sales commission expense of $11.0 million, an increase in performance-based compensation expenses of $8.9 million, higher employee-related compensation costs of $8.1 million and an increase in subscription acquisition cost of $6.4 million. These increases were partially offset by a decrease in occupancy-related expenses of $5.7 million and a reduction in outside royalty expenses of $4.5 million.
Acquisition, disposition, and restructuring related activities
Acquisition, disposition, and restructuring related activities for the first nine months of 2021 were primarily made up of a gain on the sale of the Travel + Leisure Brand of $97.6 million partially offset by professional service fees of $33.5 million, and integration and exit costs of $9.4 million.
Acquisition, disposition, and restructuring related activities for the first nine months of 2020 primarily represented integration and exit costs of $14.9 million and severance and related benefit costs of $9.1 million.
Depreciation and Amortization
Depreciation and amortization expense decreased 43 percent in the first nine months of 2021 primarily due to a reduction in advertiser relationships amortization expense due to such intangible assets becoming fully amortized during the current year.
Impairment of Goodwill and Other Long-lived Assets
We recorded a non-cash impairment charge of $246.3 million in the first nine months of 2020 to reduce the carrying value of goodwill. In addition, we recognized a non-cash impairment charge of $75.4 million related to vacant leased space in New York City. We also recorded non-cash impairment charges of $21.2 million to reduce the value of several of our trademarks. The magnitude of the impairments of goodwill and other long-lived assets were unfavorably impacted by the volatility of the financial markets and the uncertainty surrounding the long-term economic effects of the COVID-19 pandemic.
Income (Loss) from Operations
Income from operations was $181.5 million for the first nine month of 2021 compared to a loss from operations of $278.5 million in the first nine months of 2020. The 2021 income from operations included the $97.6 million gain on the sale of the Travel + Leisure Brand. The 2020 loss from operations included the $342.9 million non-cash impairment charges to reduce the carrying value of goodwill and other long-lived assets.
Non-operating Income, net
Net non-operating income for the nine months ended September 30, 2021 and 2020, primarily represented pension and other postretirement plans benefit credits.
Interest Expense, net
Net interest expense was $130.1 million in the first nine month of 2021 and $113.2 million in the first nine months of 2020. As a result of debt prepayments, an extinguishment loss of $11.9 million was recognized in the first nine months of 2021. Average long-term debt outstanding was $2.9 billion in in the first nine months of 2021 compared to $2.6 billion in the first nine months of 2020. The Company’s approximate weighted average interest rate was 5.6 percent in the first nine months of 2021 and 5.7 percent in the first nine months of 2020.
Income Taxes
For the nine months ended September 30, 2021 and 2020, the Company recorded tax expense of $17.2 million and a tax benefit of $83.8 million, respectively.
The tax expense for the nine months ended September 30, 2021, included taxes on non-deductible compensation and transaction costs offset by unrecognized tax benefits attributable to statute of limitation expirations.
The tax benefit for the nine months ended September 30, 2020, was primarily due to the tax effect of the impairment charges for goodwill, operating leases, and fixed assets. In this period, the Company recorded non-cash impairment charges of $342.9 million and an income tax benefit of $49.5 million for the deductible portion of the impairments.
Earnings (Loss) from Continuing Operations
Earnings from continuing operations were $37.9 million for the first nine month of 2021 compared to a loss from continuing operations of $301.6 million in the first nine months of 2020. The 2021 earnings from continuing operations included the $97.6 million ($72.7 million after-tax) gain on the sale of the Travel + Leisure Brand. The 2020 loss from continuing operations included the $342.9 million ($293.4 million after-tax) non-cash impairment charges to reduce the carrying value of goodwill and other long-lived assets.
Earnings from Discontinued Operations, Net of Income Taxes
Earnings from discontinued operations represents the results of operations and gain on the sales, net of income taxes, of the properties that were held-for-sale during the first nine months 2020. The revenues and expenses of FanSided and the Company's investment in Xumo, which were sold in the first nine months of 2020, were included in earnings from discontinued operations, net of income taxes on the Condensed Combined Statements of Earnings (Loss) for the 2020 period prior to their sales.
The revenues and expenses for each of these properties have, along with associated income taxes, been removed from continuing operations and reclassified into a single line item on the Condensed Combined Statements of

Earnings (Loss) titled earnings from discontinued operations, net of income taxes for the nine months ended September 30, 2020, as follows:

Nine Months Ended September 30,	2020
(In millions)
Revenues	$1.3
Costs and expenses	(1.2)
Interest expense	(0.1)
Gain on disposal	9.3
Earnings before income taxes	9.3
Income tax expense	(4.7)
Earnings from discontinued operations, net of income taxes	$4.6
Net Earnings (Loss)
Net earnings were $37.9 million for the first nine months of 2021 compared to a net loss of $297.0 million in the first nine months of 2020. The 2021 net earnings included the $97.6 million ($72.7 million after-tax) gain on the sale of the Travel + Leisure Brand. The 2020 net loss included the $342.9 million ($293.4 million after-tax) non-cash impairment charges to reduce the carrying value of goodwill and other long-lived assets.
LIQUIDITY AND CAPITAL RESOURCES

Nine months ended September 30,	2021	2020	Change
(In millions)
Cash flows from operating activities	$96.4	$202.2	(52)%
Cash flows from investing activities	51.2	26.6	92%
Cash flows from financing activities	(257.9)	(49.2)	n/m
Effect of exchange rate changes	(0.1)	0.2	n/m
Net cash flows	$(110.4)	$179.8	n/m

	September 30, 2021	December 31, 2020	Change
Cash and cash equivalents	$268.7	$379.1	(29)%
Total long-term debt	2,790.3	3,043.4	(8)%
___________________
n/m - Not meaningful
OVERVIEW
Our primary source of liquidity is cash generated by operating activities. Debt financing is typically used for significant acquisitions. Our core businesses—digital and magazine advertising—have been strong cash generators. Despite the introduction of many new technologies, we believe these businesses will continue to have strong market appeal for the foreseeable future. As is true in any business, changes in the level of demand for digital and magazine advertising or our other products as well as changes in costs can have a significant effect on operating results and cash flows.
Historically, Meredith has been able to absorb normal business downturns without significant increases in debt and management believes we will continue to do so. We expect cash on hand, internally generated cash flow, and available credit from financing agreements will provide adequate funds for operating and recurring cash needs (e.g., working capital, capital expenditures, and debt repayments) into the foreseeable future. At September 30, 2021, we had up to $347.3 million available under our revolving credit facility. While there are no guarantees that we will be able to replace current credit agreements when they expire, we expect to be able to do so.

SOURCES AND USES OF CASH
Cash and cash equivalents decreased $110.4 million in the first nine months of 2021, compared to an increase of $179.8 million in the first nine months of 2020.
Operating Activities
The largest single component of operating cash inflows is cash received from advertising customers. Advertising related revenue accounted for approximately 50 percent of total revenues in each of the past three years. Other sources of operating cash inflows include cash received from magazine circulation sales, performance marketing, brand licensing, and product sales. Operating cash outflows include payments to vendors and employees and payments of interest. Our most significant vendor payments are for production and delivery of publications and promotional mailings, employee benefits (including pension plans), and other services and supplies.
Cash provided by operating activities totaled $96.4 million in the first nine months of 2021, compared to $202.2 million in the first nine months of 2020. The decrease in cash provided by operating activities was primarily due to increased interest payments and employee-related payments.
Investing Activities
Investing cash inflows generally include proceeds from the sale of assets or a business. Investing cash outflows generally include payments for the acquisition of new businesses; investments; and additions to property, plant, and equipment.
Net cash provided by investing activities was $51.2 million in the first nine months of 2021 compared to $26.6 million in the first nine months of 2020. The increase in net cash provided by investing activities primarily reflects increased proceeds from asset sales and collections of note receivables.
Financing Activities
Financing cash inflows generally include borrowings under debt agreements and cash outflows generally include the repayment of long-term debt and the payment of acquisition-related contingent consideration.
Net cash used in financing activities was $257.9 million in the first nine months of 2021, compared to $49.2 million in the first nine months of 2020. The increase in cash used in financing activities is primarily due to $261.7 million of debt repayments in 2021 as compared to $628.8 million of net debt issuances in 2020. In addition, $5.6 million was transferred from Meredith corporation in 2021 as compared to a transfer to Meredith of $674.5 million in 2020.
Long-term Debt
At September 30, 2021, total long-term debt outstanding was $2.8 billion consisting of $1.5 billion under variable-rate term loans and $1.3 billion in fixed-rate senior notes.
The variable-rate credit facility includes the Term Loan B and an incremental secured term loan (Incremental Term Loan) with $1.1 billion and $404.9 million of aggregate principal, respectively, and a five-year senior secured revolving credit facility of $350.0 million, of which $175.0 million is available for the issuance of letters of credit and $35.0 million of swingline loans. On September 30, 2021, there were no borrowings outstanding under the revolving credit facility. There were $2.7 million of standby letters of credit issued under the revolving credit facility resulting in availability of $347.3 million at September 30, 2021. The Incremental Term Loan amortizes at 1.00 percent per annum in equal quarterly installments until the final maturity date, which is in 2025, at which time the remaining principal on the Term Loan B will also mature. The interest rate under the Term Loan B is based on LIBOR plus 2.50 percent and bore interest at a rate of 2.58 percent at September 30, 2021. The interest rate under the Incremental Term Loan is based on LIBOR plus 4.25 percent with a floor of 1.00 percent for LIBOR and bore interest at a rate of 5.25 percent at September 30, 2021.
Our credit agreements include a financial covenant that is applicable based on a certain utilization level of the revolving credit line. Failure to comply with this covenant could result in the debt becoming payable on demand. The covenant did not apply at September 30, 2021, as we were below the specified utilization level on the revolving credit line. The revolving credit facility was amended in June 2020, and certain covenants and terms were modified during the Covenant Relief Period, which is effective until March 31, 2022. During the Covenant Relief Period, the revolving credit facility bears interest at LIBOR plus a spread ranging from 2.50 percent to 3.50 percent. After the Covenant Relief Period, the revolving credit facility bears interest at LIBOR plus a spread ranging from 2.50 percent to 3.00 percent. It also has a commitment fee ranging from 0.375 percent to 0.500 percent of the unused commitment. All interest rates and commitment fees associated with this variable-rate revolving credit facility are derived from a leverage-based pricing grid. The fixed-rate Senior Notes include the 2026 Unsecured Senior Notes with $1.0 billion of aggregate principal and the 2025 Secured Senior Notes with $300.0 million of aggregate principal. The Senior Unsecured Notes mature in 2026 with an interest rate of 6.875 percent per annum, and the Senior Secured Notes mature in 2025 with an interest rate of 6.50 percent per annum. Total outstanding principal is due at the final maturity dates.
Contractual Obligations
As of September 30, 2021, there had been no material changes in our contractual obligations from those as of December 31, 2020.
Capital Expenditures
Spending for property, plant, and equipment totaled $17.6 million in the first nine months 2021 compared to $21.6 million in the first nine months of 2020. Spending for both periods primarily related to assets acquired in the normal course of business. We have no material commitments for future capital expenditures. We expect funds for future capital expenditures to come from operating activities or, if necessary, borrowings under credit agreements.
Off-Balance Sheet Arrangements
We did not have during the years presented, and we do not currently have, any off-balance sheet arrangements.
Quantitative and Qualitative Disclosures about Market Risk
New Meredith is exposed to certain market risks as a result of our use of financial instruments, in particular, the potential market value loss arising from adverse changes in interest rates. The Company does not utilize financial instruments for trading purposes and does not hold any derivative financial instruments that could expose the Company to significant market risk.
Interest Rates
We generally manage our risk associated with interest rate movements through the use of a combination of variable and fixed-rate debt. At September 30, 2021, New Meredith had $1.3 billion principal balance of fixed-rate long-term debt outstanding. There were no earnings or liquidity risks associated with the Company’s fixed-rate debt. The fair value of the fixed-rate debt varies with fluctuations in interest rates. At September 30, 2021, a 100-basis point decrease in interest rates would increase the $1.4 billion fair value of our fixed-rate debt by $50.9 million.
At September 30, 2021, New Meredith had a $1.5 billion principal balance of variable-rate debt. The Company is subject to earnings and liquidity risks for changes in the interest rate on this debt. A 100-basis point increase in LIBOR would increase annual interest expense on our variable-rate debt by $11.0 million.
Commodity Prices
Coated and supercalendered publication paper is a major raw material essential to the magazine segment. This product is affected by commodity pricing and is therefore subject to price volatility caused by market conditions that is difficult to predict.
For the nine months ended September 30, 2021, paper accounted for 10 percent of our magazine segment’s operating expenses, and a 10 percent increase in the price that we paid for paper would have increased operating expenses for the Company by $8.7 million.

Dotdash Merger Agreement
On October 6, 2021, Meredith Corporation and New Meredith entered into the Dotdash Merger Agreement. We have agreed to various representations, warranties, covenants, and agreements, including, among others, agreements to conduct our business in the ordinary course during the period between the execution of the Dotdash Merger Agreement and the consummation of the Dotdash Merger. In addition, without the consent of Dotdash, we may not take, authorize, agree, or commit to do certain actions outside of the ordinary course of business, including incurring material capital expenditures above specified thresholds or incurring additional debt for borrowed money. We do not believe that the restrictions in the Dotdash Merger Agreement will prevent us from meeting our debt obligations, ongoing costs of operations, working capital needs, or capital expenditure requirements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following pro forma condensed financial statements reflect adjustments to give effect to the Transactions to the extent they are relevant to Meredith Holdings Corporation’s (or New Meredith’s) historical financial information. As described elsewhere herein, in the Spin-Off, Meredith shareholders will receive interests in New Meredith, which will hold NMG and the corporate functions of Meredith. The Spin-Off will be immediately followed by the merger of Meredith, holding the assets of LMG, with a subsidiary of Gray (the Gray Merger). Since the historical financial statements of New Meredith have been prepared on a carve-out basis, they exclude the historical net assets and results of operations of LMG.
The pro forma condensed financial statements include the following pro forma adjustments to the historical financial information of New Meredith:
•Transaction Accounting Adjustments – Adjustments that reflect the application of required accounting for the Transactions and other related transactions as follows:
◦in the pro forma condensed balance sheet, as though they occurred as of September 30, 2021; and
◦in the pro forma condensed statements of earnings (loss), the effects of the above pro forma balance sheet adjustments assuming those adjustments were made as of January 1, 2020.
•Autonomous Entity Adjustments – Adjustments that are necessary to reflect the operations and financial position of New Meredith as an autonomous entity.
The pro forma adjustments are based on factually supportable and available information and certain assumptions that management believes are reasonable. In the opinion of management, all necessary adjustments have been made in preparing the pro forma condensed financial statements. However, such adjustments are estimates and actual experience may differ from expectations. The pro forma condensed financial statements presented do not purport to represent what the results of operations or financial position of New Meredith would actually have been had the Transactions and related transactions occurred on the dates noted above, or to project the results of operations or financial position of New Meredith for any future periods. The pro forma condensed balance sheet does not give effect to, for example, cash generated by or used in operations, or collection of long-term receivables, after September 30, 2021.
The pro forma condensed financial statements have been derived from the historical unaudited combined condensed financial statements of New Meredith included elsewhere herein and the historical audited combined financial statements of New Meredith included in the Information Statement.
The pro forma condensed financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and related notes thereto of New Meredith included elsewhere herein and in the Information Statement.

Meredith Holdings Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2021

Assets	(a) As Reported	(b) Transaction Accounting Adjustments		Pro Forma
(In millions)
Current assets
Cash and cash equivalents	$268.7	$(877.0)	(1)	$48.1
		695.0	(2)
		(38.6)	(3)
Accounts receivable, net	366.5	—		366.5
Inventories	29.7	—		29.7
Current portion of subscription acquisition costs	226.2	—		226.2
Other current assets	38.1	—		38.1
Total current assets	929.2	(220.6)		708.6
Property, plant, and equipment	530.5	—		530.5
Less accumulated depreciation	(295.4)	—		(295.4)
Net property, plant, and equipment	235.1	—		235.1
Operating lease assets	319.4	—		319.4
Subscription acquisition costs	178.5	—		178.5
Other assets	261.2	(2.3)	(2)	265.4
		6.5	(2)
Intangible assets, net	828.0	—		828.0
Goodwill	1,606.1	—		1,606.1
Total assets	$4,357.5	$(216.4)		$4,141.1
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Meredith Holdings Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet (continued)
As of September 30, 2021

Liabilities and Equity (Deficit)	(a) As Reported	(b) Transaction Accounting Adjustments		Pro Forma
(In millions except per share data)
Current liabilities
Current portion of long-term debt	$4.1	$(4.1)	(1)	$18.1
		18.1	(2)
Current portion of operating lease liabilities	28.7	—		28.7
Accounts payable	168.4	—		168.4
Accrued expenses and other liabilities	182.5	65.2	(4)	250.3
		2.6	(5)
Current portion of unearned revenues	396.0	—		396.0
Total current liabilities	779.7	81.8		861.5
Long-term debt	2,743.5	(2,743.5)	(1)	683.4
		683.4	(2)
Operating lease liabilities	373.4	—		373.4
Unearned revenues	215.6	—		215.6
Deferred income taxes	284.0	(65.2)	(4)	218.8
Other noncurrent liabilities	147.7	3.1	(5)	150.8
Total liabilities	4,543.9	(2,040.4)		2,503.5
Equity (Deficit)
Common stock, par value $1 per share	—	40.7	(6)	40.7
Class B stock, par value $1 per share, convertible to common stock	—	5.1	(6)	5.1
Additional paid-in capital	—	1,662.5	(6)	1,662.5
Net investment by Meredith Corporation	(115.7)	2,648.0	(3)	—
		(824.0)	(3)
		(1,708.3)	(6)
Accumulated other comprehensive loss	(70.7)	—		(70.7)
Total equity (deficit)	(186.4)	1,824.0		1,637.6
Total liabilities and equity (deficit)	$4,357.5	$(216.4)		$4,141.1
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Meredith Holdings Corporation
Unaudited Pro Forma Condensed Combined Statement of Earnings
Nine Months Ended September 30, 2021

(In millions except per share data)	(a) As Reported	(b) Transaction Accounting Adjustments		(c) Autonomous Entity Adjustments	Pro Forma
Revenues
Advertising related	$735.3	$—		$—	$735.3
Consumer related	748.9	—		—	748.9
Other	59.4	—		—	59.4
Total revenues	1,543.6	—		—	1,543.6
Operating expenses
Production, distribution, and editorial	507.0	—		—	507.0
Selling, general, and administrative	833.6	(5.9)	(7)	19.9	847.6
Acquisition, disposition, and restructuring related activities	(51.1)	—		1.3	(49.8)
Depreciation and amortization	72.6	—		0.3	72.9
Total operating expenses	1,362.1	(5.9)		21.5	1,377.7
Income from operations	181.5	5.9		(21.5)	165.9
Non-operating income, net	3.7	—		0.4	4.1
Interest expense, net	(130.1)	96.5	(2)	—	(33.6)
Earnings from continuing operations before income taxes	55.1	102.4		(21.1)	136.4
Income tax expense	(17.2)	(25.5)	(8)	5.3	(37.4)
Earnings from continuing operations	$37.9	$76.9		$(15.8)	$99.0
Earnings from continuing operations	n/a	$76.9		$(15.8)	$95.5
attributable to common shareholders		(3.5)	(9)
Basic earnings per share attributable to common shareholders
Continuing operations					$2.06
Basic average common shares outstanding					46.3
Diluted earnings per share attributable to common shareholders
Continuing operations					$2.04
Diluted average common shares outstanding					46.9
___________________
n/a - not shown as New Meredith’s historical results do not reflect a common equity structure.
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Meredith Holdings Corporation
Unaudited Pro Forma Condensed Combined Statement of Loss
Year Ended December 31, 2020

(In millions except per share data)	(a) As Reported	(b) Transaction Accounting Adjustments		(c) Autonomous Entity Adjustments	Pro Forma
Revenues
Advertising related	$1,018.2	$—		$—	$1,018.2
Consumer related	987.7	—		—	987.7
Other	65.4	—		—	65.4
Total revenues	2,071.3	—		—	2,071.3
Operating expenses
Production, distribution, and editorial	650.1	—		—	650.1
Selling, general, and administrative	1,057.8	(6.4)	(7)	25.9	1,085.1
		7.8	(10)
Acquisition, disposition, and restructuring related activities	24.4	—		0.1	24.5
Depreciation and amortization	168.9	—		0.8	169.7
Impairment of goodwill and other long-lived assets	342.9	—		—	342.9
Total operating expenses	2,244.1	1.4		26.8	2,272.3
Loss from operations	(172.8)	(1.4)		(26.8)	(201.0)
Non-operating income, net	6.2	—		(2.1)	4.1
Interest expense, net	(156.4)	2.8	(2)	—	(153.6)
Loss from continuing operations before income taxes	(323.0)	1.4		(28.9)	(350.5)
Income tax benefit	67.6	(0.4)	(8)	7.2	74.4
Loss from continuing operations	$(255.4)	$1.0		$(21.7)	$(276.1)
Loss from continuing operations	n/a	$1.0		$(21.7)	$(277.2)
attributable to common shareholders		(1.1)	(9)
Basic loss per share attributable to common shareholders
Continuing operations					$(6.03)
Basic average common shares outstanding					45.9
Diluted loss per share attributable to common shareholders
Continuing operations					$(6.03)
Diluted average common shares outstanding					45.9
__________________
n/a - not shown as New Meredith’s historical results do not reflect a common equity structure.
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
a.Amounts as reported in the historical unaudited combined condensed financial statements of New Meredith included elsewhere herein and in the historical audited combined financial statements of New Meredith included in the Information Statement.
b.Transaction related pro forma adjustments include the following:
1.New Meredith is required to make a cash payment of an amount that will result in the net debt (calculated as outstanding principal plus debt breakage fees minus Meredith cash on hand to be transferred in the Transactions to Gray) being equal to $1,950.0 million, as adjusted for Meredith equity awards retired or issued prior to closing and as may be further adjusted downward for unpaid expenses incurred by Meredith. The cash payment depicted in the pro forma condensed financial statements is calculated as set forth below:

(In millions)
Carrying value of long-term debt at September 30, 2021
Current portion of long-term debt	$4.1
Long-term debt	2,743.5
Total long-term debt		$2,747.6
Unamortized discount and debt issuance costs relating to debt repaid in connection with the Transactions		42.7
Debt breakage fees		63.0
Pro forma closing net debt amount		2,853.3
Adjusted target net debt
Target net debt	1,950.0
Adjustment for warrant redemption (1)	26.0
less: Adjusted target net debt		(1,976.0)
Debt repaid with New Meredith cash		877.3
Adjustment for LMG cash on hand at September 30, 2021		(0.3)
Net cash payment required (2)		$877.0
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(1)This adjustment results from a June 30, 2021 payment by Meredith of $67.0 million to redeem warrants to purchase up to 1,625,000 shares of Meredith Common Stock.
(2)The amount of the actual net cash payment required is dependent on factors including actual total long term debt at the date of the closing of the Transactions. In addition, pursuant to the Consent Agreement, if the closing of the Transactions occurs but does not occur on or before December 1, 2021, then, for each day thereafter until the closing, the target net debt amount will be reduced (and as a result, the net cash payment required will be increased) by $725,000, subject to certain limitations set forth in the Consent Agreement.

2.Represents the impact of new debt facilities entered into by New Meredith, as follows:

Facility	Pro forma outstanding as of September 30, 2021 (In millions)			Interest terms(1)	Pro forma interest expense(2) (In millions)
	Principal balance	Unamortized debt issuance costs	Carrying value		Nine months ended September 30, 2021	Year ended December 31, 2020
$725 million term loan	$725.0	$(23.5)	$701.5	L+5.25%(3)	$32.6	$44.3
$200 million revolving credit facility		(6.5)	(6.5)	L+5.25%	1.0	1.3
Total long-term debt	725.0	(30.0)	695.0		$33.6	$45.6
Reclass revolver debt issuance costs (4)	—	6.5	6.5
Current portion of long-term debt	(18.1)	—	(18.1)
Long-term debt	$706.9	$(23.5)	$683.4
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(1)L is an abbreviation for London Interbank Offered Rate (“LIBOR”)
(2)Includes amortization of deferred debt issuance costs
(3)LIBOR subject to a floor of 0.50%
(4)Debt issuance costs associated with the revolving credit facility will be capitalized as an asset and accordingly are excluded from the calculation of long-term debt.
The extent to which the revolving credit facility is funded at closing will be dependent on the amount of the required cash payment described in note (1) above and available cash on hand as of that date, which will be impacted by factors including cash flows generated from or used in operations and collections of long-term receivables prior to closing. On a pro forma basis, giving consideration to historical cash on hand as of September 30, 2021, no funding of the revolving credit facility is required.
Pro forma adjustments to interest expense are calculated as follows:

(In millions)	Nine months ended September 30, 2021	Year ended December 31, 2020
Interest expense on historical debt facilities	$(130.1)	$(156.4)
Interest expense on new debt facilities	33.6	45.6
Debt breakage fees	—	63.0
Acceleration of amortization of debt issuance costs relating to debt repaid in connection with the Transactions	—	42.7
Acceleration of amortization of debt issuance costs relating to terminated revolving credit facility ($0 outstanding)	—	2.3
Net interest expense adjustment	$(96.5)	$(2.8)
As a consequence of the interest rate floor of the $725 million term loan and the absence of outstanding principal on the $200 million revolving credit facility, a 1/8% increase or decrease in LIBOR would have no impact on interest expense.

3.The total adjustment to net investment by Meredith Corporation is calculated as follows:

(In millions)
Cash distribution to shareholders based on merger consideration of $16.99 per share – See below		$824.0
Adjusted target net debt satisfied by Gray		1,976.0
Net consideration		2,800.0
LMG cash on hand sent to Gray in Transactions		0.3
Settlement or reimbursement of historical LMG liabilities – See note (5)		(5.7)
Unamortized discount and debt issuance costs		(45.0)
Debt breakage fees		(63.0)
Other transaction-related expenses
Estimated transaction fees(1)	(32.0)
Settlement of share-based awards(2)	(6.6)
Total other transaction-related expenses		(38.6)
Adjustment to net investment by Meredith Corporation		$2,648.0
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(1)Transaction fees do not include advisor fees that are not contingent upon consummation of the Transactions
(2)Amounts paid out for share-based compensation related to unvested New Meredith awards held by LMG employees
As a result of the legal form of the Transactions, it is anticipated that the consideration received will not result in incremental corporate income tax expense. Accordingly, the total adjustment to net investment by Meredith Corporation has not been reduced by an income tax charge.
The number of shares expected to be entitled to merger consideration and the total cash distribution to shareholders are set forth below:

(In millions except per share data)
Total shares to receive merger consideration
Common stock, par value $1 per share	40.7
Class B stock, par value $1 per share, convertible to common stock	5.1
Restricted stock issued under historical share-based compensation plans	1.8
Stock options issued under historical share-based compensation plans (1)	0.8
Other equity instruments issued under historical share-based compensation plans	0.1
Total number of shares	48.5
Total cash distribution to shareholders at $16.99 per share	$824.0
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(1)Stock options count calculated using treasury stock method
4.Represents the establishment of a $65.2 million income tax payable related to unearned magazine subscription revenue for which income taxes will become payable as a result of the change in control that occurs upon the consummation of the Transactions. A corresponding deferred tax asset (recognized as a reduction of the net deferred tax liability) also is recognized due to the fact that related subscription revenue, and resulting income tax expense, are not recognized in the statements of earnings until magazine issues are subsequently delivered to subscribers.
5.Represents the assumption of certain historical obligations of LMG upon closing of the Transactions, principally relating to employment taxes.

6.Represents the elimination of the net investment by Meredith Corporation and establishment of New Meredith’s new equity structure upon consummation of the Merger and the Spin-Off, in which holders of Meredith equity will be issued equity in New Meredith in the same classes and in a 1:1 ratio.
Amounts split between contributed capital and additional paid-in capital can be reconciled as follows:

(In millions)
Net investment by Meredith Corporation as reported as of September 30, 2021		$(115.7)
Transaction accounting adjustments
Adjustment to net investment for consideration received in Transactions – See note (3)	2,648.0
Cash distribution to shareholders – See note (3)	(824.0)
Total transaction accounting adjustments		1,824.0
Total net investment closed out to New Meredith equity		1,708.3
Amount allocated to New Meredith contributed capital
Common stock, par value $1 per share (40.6 million shares outstanding)	(40.7)
Class B stock, par value $1 per share, convertible to common stock (5.1 million shares outstanding)	(5.1)
Total amount allocated to contributed capital		(45.8)
Amount allocated to New Meredith additional paid-in capital		$1,662.5
7.Represents pro forma reduction of ongoing share-based compensation expense for employees remaining with New Meredith after consummation of the Transactions. The pro forma reduction of expense results from the cancellation of the LMG portion of historical Meredith awards discussed in note (10), below.
8.Represents income tax effects of all required adjustments using the New Meredith’s statutory rate of 24.85% during the periods presented.
9.For the nine months ended September 30, 2021 and for the year ended December 31, 2020, $3.5 million and $1.1 million, respectively, are deducted from earnings attributable to common shareholders related to amounts attributable to participating securities under Meredith’s historical dividend policy and equity structure.
10.Represents the one-time effect of acceleration of share-based compensation expense for employees remaining with New Meredith related to the LMG portion of historical Meredith awards being canceled and paid out.
c.Represents historical expenses of Meredith Corporation, including selling, general, and administrative corporate costs, that are proportionately excluded in the historical combined financial statements of New Meredith, which are prepared on a carve-out basis. Such expenses, in the absence of action to avoid them (i.e., management’s intent to implement cost-savings initiatives to reduce the corporate burden on the business) would be expected to be incurred by New Meredith as a standalone entity. Adjustments specifically include amounts proportionately excluded from the historical financial statements of New Meredith for lease expense on shared buildings, IT and administrative services, and other corporate costs.